UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2004

i2 Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-28030	75-2294945
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One i2 Place
11701 Luna Road
Dallas, Texas	75234
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (469) 357-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 31, 2004, the board of directors (the “Board”) of i2 Technologies, Inc. (the “Company”) elected Michael S. Diament to serve on the Company’s Board.

Pursuant to Section 6(b) of that certain Certificate of Designations of 2.5% Series B Convertible Preferred Stock of the Company, the holders of the Company’s 2.5% Series B Convertible Preferred Stock, par value $.001 per share (the “Series B Preferred Stock”), are entitled to elect two directors to serve on the Board of the Company (the “Series B Directors”) until such Series B Directors’ successors are duly elected by the holders of the Series B Preferred Stock or such Series B Directors are removed from office by the holders of the Series B Preferred Stock. R² Investments, LDC, a Cayman Islands limited duration company (the “Investor”), is currently the holder of all of the issued and outstanding shares of Series B Preferred Stock and designated Michael S. Diament as its second nominee for election to the Board as a Series B Director. The Investor’s first nominee was Pranav Parikh, who was elected to the Board on June 3, 2004.

It is not currently contemplated that Mr. Diament will serve on any committee of the Board.

Mr. Diament is a portfolio manager for Q Investments, one of the Investor’s affiliates. As previously disclosed by the Company, on June 3, 2004, the Investor purchased 100,000 shares of Series B Preferred Stock at a purchase price of $1,000 per share of Series B Preferred Stock. On June 8, 2004, Amalgamated Gadget, L.P., an affiliate of the Investor, reported ownership of 32,290,000 shares of the Company’s common stock, par value $.00025 per share. The Company believes that another affiliate of the Investor also holds a portion of the Company’s $350 million of convertible subordinated notes due December 15, 2006.

A copy of the Company’s press release dated September 2, 2004 announcing the election of Mr. Diament is attached to this report as Exhibit 99.1.

ITEM 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press release dated September 2, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

i2 TECHNOLOGIES, INC.

Dated: September 3, 2004

By:	/s/ Katy Murray
Katy Murray
Chief Financial Officer